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                                                                    EXHIBIT 23.2


                                  EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
UnionFed Financial Corporation:

     We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

     Our report dated July 29, 1994, except for Notes 11 and 12 to the consolidated financial statements which are as of August 5, 1994 and September 15, 1994, respectively, contains an explanatory paragraph that states:

     "The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 12 to the consolidated financial statements, the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) place restrictions on any insured depository institution that does not meet certain requirements, including minimum capital ratios. These restrictions are based on an institution's FDICIA defined capital category and become increasingly more severe as an institution's capital category declines. Union Federal Bank, a federal savings bank (the Bank) and wholly owned subsidiary of the Company, was deemed "undercapitalized" based upon the Bank's capital position at June 30, 1994. The Bank has filed a capital restoration plan with the Office of Thrift Supervision outlining its plans for attaining the required levels of regulatory capital and that plan has not yet been approved by the Office of Thrift Supervision. Because the Bank does not meet the minimum capital thresholds to be considered "adequately capitalized," it is subject to certain operating restrictions such as growth limitations, prohibitions on dividend payments and increased supervisory monitoring by its primary federal regulator. Failure to increase its capital ratios in accordance with its capital restoration plan or further declines in its capital ratios as a result of continued operating losses, such that it becomes "significantly undercapitalized" or "critically undercapitalized" exposes the Bank to additional restrictions and regulatory actions, including limitations on executive compensation, restrictions on deposit interest rates and regulatory take-over. These matters raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon many factors, including regulatory action and the ability of management to achieve its capital restoration plan. Management's plans in regard to these matters are described in Note 12 to the consolidated financial statements. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties."

     Our report also refers to the Company adopting the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" in 1994.

                                   KPMG PEAT MARWICK LLP

Los Angeles, California
January 17, 1995